Exhibit 1.1.2

CAPITAL ONE MULTI-ASSET EXECUTION TRUST

CARD SERIES CLASS A(2022-3)

ASSET BACKED NOTES

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TERMS AGREEMENT

Dated: November 22, 2022

To:	CAPITAL ONE MULTI-ASSET EXECUTION TRUST CAPITAL ONE FUNDING, LLC

Re:	Underwriting Agreement, dated November 22, 2022, relating to Class A(2022-3)

Series Designation: Card series

Registration Statement: Nos. 333-262382, 333-262382-01 and 333-262382-02

Terms of the Additional Notes:1

Initial Principal Amount	Interest Rate or Formula		Price to Public(1)
$600,000,000**	4.95	%***	99.69531%

(1)

Plus accrued interest, if any, at the applicable rate from and including November 22, 2022. In addition, purchasers of these Additional Notes must pay an amount equal to the interest deemed to have accrued from and including November 3, 2022 to, but excluding, the Closing Date. The price to public does not include such amounts.

Interest Payment Dates: The 15th day of each calendar month (or, if not a business day, the next succeeding business day), beginning in December 2022.

[1]

These additional Class A(2022-3) Notes form a part of the same tranche and have the same terms as, and are fungible with, the Issuer’s outstanding $900,000,000 Class A(2022-3) Notes issued on November 3, 2022.

**	Upon completion of the issuance of these additional Class A(2022-3) Notes, the aggregate outstanding principal amount of the Class A(2022-3) Notes will be $1,500,000,000.
***	These additional Class A(2022-3) Notes have the same interest rate as the Class A(2022-3) Notes issued on November 3, 2022.

Underwriter: RBC Capital Markets, LLC

Owner Trustee: Deutsche Bank Trust Company Delaware.

Indenture Trustee: The Bank of New York Mellon.

Indenture: The Indenture, dated as of October 9, 2002, as amended and restated as of January 13, 2006, and March 17, 2016, and as further amended by the First Amendment thereto, dated as of October 1, 2022, between Capital One Multi-asset Execution Trust, as issuer (the “Issuer”), and the Indenture Trustee.

Asset Pool Supplement: The Asset Pool 1 Supplement, dated as of October 9, 2002, and as amended by the First Amendment thereto, dated as of March 1, 2008, and the Second Amendment thereto, dated as of October 1, 2022, between the Issuer and the Indenture Trustee.

Indenture Supplement: The Card series Indenture Supplement, dated as of October 9, 2002, as amended and restated as of March 17, 2016, between the Issuer and the Indenture Trustee.

Terms Document: The Class A(2022-3) Terms Document, dated as of November 3, 2022, as supplemented by the Supplemental Indenture with respect to Additional Class A(2022-3) Notes, dated as of November 29, 2022, between the Issuer and the Indenture Trustee.

Pooling and Servicing Agreement: The Amended and Restated Pooling and Servicing Agreement, dated as of September 30, 1993, as amended and restated as of August 1, 2002, January 13, 2006, July 1, 2007, and March 17, 2016, and as amended by the First Amendment thereto, dated as of January 27, 2017, and the Second Amendment thereto, dated as of October 1, 2022, among Capital One Funding, LLC, as transferor, Capital One, National Association (as successor to Capital One Bank (USA), National Association), as servicer, and The Bank of New York Mellon, as trustee for the Capital One Master Trust.

Purchase Price: The purchase price payable by the Underwriter for the Notes covered by this Agreement will be 99.57031% of the principal amount of Notes to be issued plus accrued interest, if any, at the applicable rate from and including November 22, 2022. In addition, purchasers of these Additional Notes must pay an amount equal to the interest deemed to have accrued from and including November 3, 2022 to, but excluding the Closing Date.

Commissions, Concessions and Discounts: The Underwriter’s discounts and commissions, the concessions that the Underwriter may allow to certain dealers, and the discounts that such dealers may reallow to certain other dealers, each expressed as a percentage of the principal amount of the Notes, shall be as follows:

Discounts and Commissions	Price Concessions	Reallowance
0.12500%	not in excess of 0.07500%	not in excess of 0.03750%

2

Reimbursement of Expenses: The Underwriter shall reimburse the Company for an amount not to exceed $0.00 for application towards expenses.

Time of Sale: 10:35 a.m. (Eastern Time (U.S.)) on November 22, 2022 (the time the first contract of sale was entered into as designated by the Underwriter).

Closing Date: Pursuant to Rule 15c6-1(d) under the Securities Exchange Act of 1934, as amended, the Underwriter, the Company and the Issuer hereby agree that the Closing Date shall be November 29, 2022, 10:00 a.m., New York City time.

Location of Closing:

Orrick, Herrington & Sutcliffe LLP

Columbia Center

1152 15th Street, N.W.

Washington, D.C. 20005-1706

Address for Notice to Underwriter:

RBC Capital Markets, LLC

200 Vesey Street

New York, New York 10281

Underwriter’s Foreign Jurisdiction Distributions: Pursuant to Section 6(d)(iii) of the Underwriting Agreement, the Underwriter agrees to provide the Company, after the Closing Date, with a list of any foreign jurisdictions to which the Underwriter delivered a written confirmation in connection with its sale of Notes (it being expressly understood, for the avoidance of doubt, that this provision relates only to the initial distribution of the Notes, and not to secondary market sales).

3

The Underwriter agrees, subject to the terms and provisions of the above-referenced Underwriting Agreement which is incorporated herein in its entirety and made a part hereof, to purchase the principal amount of the above-referenced Series of Notes set forth opposite its name on Schedule I hereto.

RBC CAPITAL MARKETS, LLC as the Underwriter

By:	/s/ Don Sivick
Name: Don Sivick
Title: Managing Director

COMET Class A(2022-3) Terms Agreement

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S-1

Accepted:

CAPITAL ONE MULTI-ASSET EXECUTION TRUST

By:	Capital One Funding, LLC, not in its individual
capacity but solely as Beneficiary on behalf of the Issuer

By:	/s/ Eric D. Bauder
Name: Eric D. Bauder
Title: Assistant Vice President

CAPITAL ONE FUNDING, LLC as Transferor and as Company

By:	/s/ Eric D. Bauder
Name: Eric D. Bauder
Title: Assistant Vice President

CAPITAL ONE, NATIONAL ASSOCIATION as Seller

By:	/s/ Franco E. Harris
Name: Franco E. Harris
Title: Managing Vice President, Treasury Capital Markets

COMET Class A(2022-3) Terms Agreement

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S-2

SCHEDULE I

Additional Card series Class A(2022-3) Notes

Underwriter	Principal Amount
RBC Capital Markets, LLC	$600,000,000

Total:	$600,000,000